SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 15, 2004

CROMPTON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-30270	52-2183153

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

199 Benson Road, Middlebury, Connecticut		06749

(Address of principal executive offices)		(Zip Code)

(203) 573- 2000 (Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

     Crompton Corporation today entered into a plea agreement with the United States of America with respect to a criminal antitrust investigation of the Company by the Department of Justice. The Company also reached agreement with the Commissioner of Competition and the Attorney General of Canada on March 15, 2004, regarding a criminal antitrust investigation of the Company.

     The Company and certain of its subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission (EC) with respect to the sale and marketing of rubber chemicals. At this time, the Company cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

     The Company recorded a charge of $45.2 million against results of operations for its fiscal year ended December 31, 2003, as a reserve for the payment of the U.S. and Canadian fines, which represents the present value of the expected payments. The Company's 2003 financial statements, when filed with the Securities and Exchange Commission (SEC), will reflect the newly established reserve. The Company is filing a Form 12b-25 (Notification of Late Filing) with the SEC and expects to file its Form 10-K for the year ended December 31, 2003, shortly.

     The Company also announced that it is cooperating with competition authorities in the U.S., Canada and the European Union that have opened an investigation into possible collusive behavior by manufacturers of urethanes and urethane chemicals. Crompton is cooperating fully with authorities and has received assurances of conditional amnesty in the U.S., Canada and the European Union regarding fines and criminal prosecution with respect to urethanes and urethane chemicals.

     A copy of a press release describing the foregoing actions is attached as exhibit 99.1 hereto and is herein incorporated by reference.

Item 7. Financial Statements and Exhibits.

* * *
(c) Exhibits.
Exhibit Number	Exhibit Description
99.1	Press Release Dated March 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Crompton Corporation (Registrant) By: /s/ Barry J. Shainman Name: Barry J. Shainman Title: Secretary

Date: March 15, 2004

Exhibit Index

Exhibit Number	Exhibit Description
99.1	Press Release Dated March 15, 2004